Exhibit 10.1

LETTER OF CREDIT AGREEMENT

This Letter of Credit Agreement (this “Agreement”) is made as of December 7, 2012, between Lime Energy Co., a Delaware corporation (“Lime”) and Richard P. Kiphart (“Guarantor”).

Recitals

A. Lime is in need of letters of credit (“Letters of Credit”) guaranteeing certain future liabilities of Lime to construction surety bonding companies (each a “Bonding Company”) in connection with construction surety bonds issued in support of Lime projects subject to bonded construction contracts (“Bonded Projects”).

B. Guarantor has agreed to cause the issuance of a Letter of Credit for the account and on behalf of Lime in an aggregate amount of $1,000,000 under the terms set forth herein.

NOW, THEREFORE, in consideration for the foregoing recitals, and for other good and valuable consideration, had and received, the parties agree as follows:

1.         Letters of Credit. Guarantor hereby agrees to cause the issuance of a Letter of Credit for the benefit of Aegis Security Insurance Company at Lime’s request, up to an aggregate amount of One Million Dollars ($1,000,000). It is expected that only one Letter of Credit will be issued for the benefit of Lime in connection with this Agreement.

2.         Termination of Guarantor’s Obligation. Guarantor will have no obligation to cause the issuance of or leave in place the Letter of Credit on and after December 7, 2013 (the “New Obligation Termination Date”). The date on which the Letter of Credit is terminated shall be its “Termination Date.”

3.         Indemnification Obligation. Lime hereby agrees to indemnify the Guarantor for any liability in connection with any payment or disbursement made under any Letter of Credit (the “Letter of Credit Liability”). Lime hereby agrees that the entire amount of any Letter of Credit Liability incurred by Guarantor shall be payable within ten (10) business days of Lime’s receipt of Guarantor’s written demand.

4.         Letter of Credit Expenses. Lime agrees to reimburse the Guarantor for all fees and out-of-pocket expenses incurred by Guarantor with respect to each Letter of Credit (including, without limitation, all fees associated with the procurement of, amendment to, drawing under, banker’s acceptance pursuant to, or transfer of a Letter of Credit) (the “Letter of Credit Expenses”) within ten (10) business days of Lime’s receipt of Guarantor’s written demand following the Guarantor’s payment of the Letter of Credit Expenses.

5.         Guarantor’s Fees. For the outstanding Letter of Credit, Lime agrees that it will pay to the Guarantor, a fee in the form of a three-year warrant to purchase up to 275,000 shares of Lime common stock, par value $0.0001 per share (“Common Stock”), exercisable at $0.51 per share (the “Guarantor Fee”). The form of warrant to be granted by Lime to Guarantor is affixed hereto as Exhibit A.

6.         Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, that may have related in any way to the subject matter hereof.

7.         Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign this Agreement or any of such party’s rights, interests, or obligations hereunder without the prior written approval of the other parties.

8.         Independent Counsel. Guarantor confirms that he has consulted with separate legal counsel or has determined of his free will not to obtain such separate representation. Guarantor acknowledges that legal counsel for the Company has not represented Guarantor in connection with this Agreement, the Warrant, or the transactions contemplated hereby or thereby.

9.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. It is the express intent of the parties to be bound by the exchange of signatures on this Agreement via telecopy or electronic mail, which the parties agree shall constitute a writing for all legal purposes.

10.       Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when (i) delivered personally, (ii) one (1) business day after being sent by facsimile to the number below or (iii) one (1) business day after being sent by private overnight courier addressed as follows:

If to the Guarantor:

Richard P. Kiphart
c/o William Blair & Company
222 West Adams Street
Chicago, Illinois 60606
Fax No.: (312) 368-9418

If to Lime:

Lime Energy Co.
16810 Kenton Drive
Suite 240
Huntersville, North Carolina 28078
Fax No.:
Attention: Jeffrey Mistarz

Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication given in that manner shall be deemed to have been duly given unless and until it actually is delivered to the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

11.       Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.       Waiver of Trial by Jury. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

13.       Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver by any party of any default or breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.

14.       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Lime Energy Co.

By:	/s/ Jeffrey Mistarz
	Name:	Jeffrey Mistarz
	Title:	Chief Financial Officer

/s/ Richard P. Kiphart
Richard P. Kiphart

Lime Letter of Credit Agreement

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